Exhibit 10.25

TIMKENSTEEL CORPORATION

Performance-Based Restricted Share Unit Inducement Award Agreement

WHEREAS, Michael S. Williams (“Grantee”) is an employee of TimkenSteel Corporation (the “Company”) or a Subsidiary thereof;

WHEREAS, the grant of performance-based restricted share units evidenced hereby (the “Grant”) was authorized by a resolution of the Compensation Committee (including any successors, the “Committee”) of the Board and the execution of a performance-based restricted share unit inducement award agreement substantially in the form hereof (this “Agreement”) was authorized by a resolution of the Committee;

WHEREAS, this Grant is intended to be an inducement that is material to Grantee, who has entered into employment with the Company, and to encourage stock ownership by Grantee, thereby aligning Grantee’s interests with those of the Shareholders; and

WHEREAS, this Agreement is intended to comply with Section 303A.08 of the New York Stock Exchange (“NYSE”) Listed Company Manual, which provides an exception to NYSE’s shareholder approval requirement for the issuance of securities with respect to grants to employees of the Company as an inducement material to such individuals entering into employment with the Company, and shall be administered and interpreted consistent with such intent.

NOW, THEREFORE, subject to the terms and conditions hereinafter set forth and the Committee’s resolutions, the Company hereby confirms to Grantee the Grant, effective January 5, 2021 (the “Date of Grant”), of 423,400 performance-based restricted share units (the “PRSUs”). Although this Grant and Agreement are not made pursuant to the TimkenSteel Corporation 2020 Equity and Incentive Compensation Plan (the “Plan”), all terms used in this Agreement with initial capital letters that are defined in the Plan and not otherwise defined herein will have the meanings assigned to them in the Plan.  Subject to the attainment of the Management Objectives described in Section 3 and Exhibit A of this Agreement, Grantee may earn from 0% to 150% of the PRSUs.

1.

Payment of PRSUs.  The PRSUs will become payable in accordance with the provisions of Section 6 of this Agreement if the restriction period for the PRSUs lapses and Grantee’s right to receive payment for the PRSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 3 and Section 4 of this Agreement.

2.

PRSUs Not Transferrable.  None of the PRSUs nor any interest therein or in any Common Shares underlying such PRSUs is transferable prior to payment other than by will or the laws of descent and distribution upon the death of the Grantee.

3.	Vesting of PRSUs.
(a)	Subject to the terms and conditions of Section 4 and Section 5 of this Agreement, the PRSUs will be earned and Vest on the basis of the relative

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achievement of the Management Objectives approved by the Committee (the “Performance Metrics”) for the period from January 1, 2021 through December 31, 2023, inclusive (the “Performance Period”), as set forth on Exhibit A of this Agreement. The Vesting of the PRSUs pursuant to this Section 3 or pursuant to Section 4 is contingent upon a determination of the Committee that the Performance Metrics have been satisfied and the PRSUs have been earned, as described in this Section 3 and set forth in Exhibit A.

(b)

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts business or other events or circumstances render the Performance Metrics specified in this Section 3 to be unsuitable, the Committee may modify such Performance Metrics or the goals or actual levels of achievement regarding the Performance Metrics, in whole or in part, as the Committee deems appropriate.

(c)

Subject to Section 3(a) and Section 3(b), the PRSUs earned with respect to the Performance Period will Vest if Grantee is in the continuous employ of the Company or a Subsidiary from the Date of Grant through the last day of the Performance Period.  For purposes of this Agreement, the continuous employment of Grantee with the Company or a Subsidiary will not be deemed to have been interrupted, and Grantee will not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of the transfer of Grantee’s employment among the Company and its Subsidiaries or if Grantee is absent on leave approved by a duly constituted officer of the Company or its Subsidiaries.

4.

Alternative Vesting of PRSUs.  Notwithstanding the provisions of Section 3 of this Agreement, and subject to the payment provisions of Section 6 hereof, some or all of the PRSUs will Vest under the following circumstances:

(a)

Death or Disability:  If Grantee dies or becomes permanently disabled while in the employ of the Company or a Subsidiary, then Grantee will Vest in a number of PRSUs equal to the product of (i) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (ii) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the date of such death or permanent disability and the denominator of which is 36.  PRSUs that Vest in accordance with this Section 4(a) will be paid as provided for in Section 6 of this Agreement.  As used herein, “permanently disabled” means that Grantee has qualified for long-term disability benefits under a disability plan or program of the Company or a Subsidiary  or, in the absence of a disability plan or program of the

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Company or a Subsidiary, under a government-sponsored disability program, and is “disabled” within the meaning of Section 409A(a)(2)(C) of the Code.  As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, including any regulations or any other formal guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service with respect to the Sections of the Code referenced in this Agreement.

(b)

Retirement:  If Grantee retires with the Company’s consent, then Grantee will Vest in a number of PRSUs equal to the product of (i) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (ii) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the date of such retirement and the denominator of which is 36.  PRSUs that Vest in accordance with this Section 4(b) will be paid as provided for in Section 6 of this Agreement.  As used herein, “retire with the Company’s consent” means: (i) the retirement of Grantee prior to age 62 and when eligible to retire under a retirement plan of the Company or a Subsidiary, if the Board or the Committee determines that his or her retirement is for the convenience of the Company or a Subsidiary; or (ii) the retirement of Grantee at or after age 62 and when eligible to retire under a retirement plan of the Company or a Subsidiary.

(c)	Change in Control:
(i)

Upon a Change in Control occurring during the Restriction Period while Grantee is an employee of the Company or a Subsidiary or during the period that Grantee is deemed to be in the continuous employ of the Company or a Subsidiary pursuant to Section 4(a), 4(b), 4(d) or 4(e), to the extent the PRSUs have not been forfeited, then, notwithstanding any provision of this Agreement (including Exhibit A) to the contrary, (A) the Committee as constituted immediately before such Change in Control will determine and certify the number of earned PRSUs in accordance with Exhibit A to this Agreement which will be equal to the greater of (I) the actual achievement of the Performance Metrics as of the date of the Change in Control or (II) the target performance level of the PRSUs (the greater of clause (I) or (II), the “Change in Control Payout Level”), and (B) a number of the PRSUs will Vest (except to the extent that a Replacement Award is provided to Grantee for the PRSUs to continue, replace or assume the PRSUs covered by this Agreement) equal to the number of PRSUs earned at the Change in Control Payout Level, but in no event may negative discretion be exercised

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with respect to the number of PRSUs Vested.  Any PRSUs that are not earned and do not Vest in accordance with this Section 4(c)(i) will terminate and be forfeited (except to the extent that a Replacement Award is provided).  PRSUs that Vest in accordance with this Section 4(c)(i) will be paid as provided for in Section 6 of this Agreement.

(ii)

As used in this Agreement, a “Replacement Award” means an award (A) of service-based restricted share units with no performance-based vesting requirements, (B) that has a value at least equal to the value of the PRSUs earned at the Change in Control Payout Level, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control (or another entity that is affiliated with the Company or its successor following the Change in Control), (D) the tax consequences of which, under the Code, if Grantee is subject to U.S. federal income tax under the Code, are not less favorable to Grantee than the tax consequences relative to the PRSUs, (E) that Vests in full (i.e., in a number that is no less than the Change in Control Payout Level) upon a termination of Grantee’s employment with the Company or a Subsidiary or their successors in the Change in Control (or another entity that is affiliated with the Company or a Subsidiary or their successors following the Change in Control) (as applicable, the “Successor”) for Good Reason by Grantee or without Cause by such employer or upon the death of Grantee or Grantee becoming permanently disabled (as defined in Section 4(a)), in each case prior to the end of the Performance Period and within a period of two years after the Change in Control, and (F) the other terms and conditions of which are not less favorable to Grantee than the terms and conditions of the PRSUs (including the provisions that would apply in the event of a subsequent Change in Control).  A Replacement Award may be granted only to the extent it conforms to the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) or otherwise does not result in the PRSUs or Replacement Award failing to comply with or be exempt from Section 409A of the Code.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the PRSUs if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section 4(c)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)

For purposes of Section 4(c)(ii), “Cause” will be defined not less favorably with respect to Grantee than: any intentional act of fraud, embezzlement or theft in connection with the Grantee’s duties with the Successor, any intentional wrongful disclosure of secret

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processes or confidential information of the Successor, or any intentional wrongful engagement in any competitive activity that would constitute a material breach of Grantee’s duty of loyalty to the Successor, and no act, or failure to act, on the part of Grantee will be deemed “intentional” unless done or omitted to be done by Grantee not in good faith and without reasonable belief that Grantee’s action or omission was in or not opposed to the best interest of the Successor; provided, that for any Grantee who is party to an individual severance or employment agreement defining Cause, “Cause” will have the meaning set forth in such agreement.  Also for purposes of Section 4(c)(ii), “Good Reason” means: a material reduction in the nature or scope of the responsibilities, authorities or duties of Grantee attached to Grantee’s position held immediately prior to the Change in Control, or a change of more than 60 miles in the location of Grantee’s principal office immediately prior to the Change in Control, or a material reduction in Grantee’s remuneration upon or after the Change in Control; provided, that, no later than 90 days following an event constituting Good Reason, Grantee gives notice to the Successor of the occurrence of such event and the Successor fails to cure the event within 30 days following the receipt of such notice.

(iv)

If a Replacement Award is provided, notwithstanding anything in this Agreement to the contrary, any outstanding PRSUs which at the time of the Change in Control are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code) will be deemed to be Vested at the time of such Change in Control and will be paid as provided for in Section 6 of this Agreement.

(d)

Divestiture:  If Grantee’s employment with the Company or a Subsidiary terminates as the result of a divestiture, then Grantee will Vest in a number of PRSUs equal to the product of (i) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (ii) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the date of such termination and the denominator of which is 36.  PRSUs that Vest in accordance with this Section 4(d) will be paid as provided for in Section 6 of this Agreement.  As used herein, the term “divestiture” means a permanent disposition to a Person other than the Company or any Subsidiary of a plant or other facility or property at which Grantee performs a majority of Grantee’s services, whether such disposition

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is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.
(e)

Layoff:  If (i) Grantee’s employment with the Company or a Subsidiary terminates as the result of a layoff and (ii) Grantee is entitled to receive severance pay pursuant to the terms of any severance pay plan of the Company in effect at the time of Grantee’s termination of employment that provides for severance pay calculated by multiplying Grantee’s base compensation by a specified severance period, then Grantee will Vest in a number of PRSUs equal to the product of (x) the number of PRSUs in which Grantee would have Vested in accordance with the terms and conditions of Section 3 if Grantee had remained in the continuous employ of the Company or a Subsidiary from the Date of Grant until the end of the Performance Period or the occurrence of a Change in Control to the extent a Replacement Award is not provided, whichever occurs first, multiplied by (y) a fraction (in no case greater than 1) the numerator of which is the number of whole months from the first day of the Performance Period through the end of the specified severance period and the denominator of which is 36.  PRSUs that Vest in accordance with this Section 4(e) will be paid as provided for in Section 6 of this Agreement.  As used herein, “layoff” means the involuntary termination by the Company or any Subsidiary of Grantee’s employment with the Company or any Subsidiary due to (A) a reduction in force leading to a permanent downsizing of the salaried workforce, (B) a permanent shutdown of the plant, department or subdivision in which Grantee works, (C) an elimination of position, or (D) any or no reason, except for Cause, at the Company’s discretion; provided that a termination under clause (D) will constitute a “layoff” for purposes of this Agreement only (i) upon the prior approval of the Compensation Committee in the case of an executive officer, or (ii) upon the prior approval of the Executive Vice President & Chief Financial Officer or the Executive Vice President,  General Counsel and Secretary in the case of any other terminated Grantee.

5.

Forfeiture of PRSUs.  Any PRSUs that have not Vested pursuant to Section 3 or Section 4 at the end of the Performance Period will be forfeited automatically and without further notice after the end of the Performance Period (or earlier if, and on such date that, Grantee ceases to be an employee of the Company or a Subsidiary prior to the end of the Performance Period for any reason other than as described in Section 4).

6.	Form and Time of Payment of PRSUs.
(a)

General.  Subject to Section 5, Section 6(b), and Section 6(c), payment for Vested PRSUs will be made in cash or Common Shares (as determined by the Committee) in the year following the last day of the Performance Period but in no event later than March 15 of that year.

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(b)

Change in Control.  Notwithstanding Section 6(a), to the extent PRSUs are Vested on the date of a Change in Control, Grantee will receive payment for Vested PRSUs in cash or Common Shares (as determined by the Committee) on the date of the Change in Control; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and where Section 409A of the Code applies to such distribution, Grantee will receive the corresponding payment on the date that would have otherwise applied pursuant to this Section 6.

(c)

Payment Following a Change in Control.  Notwithstanding Section 6(a), if, during the two-year period following a Change in Control, Grantee experiences a “separation from service” (within the meaning of Treasury Regulation section 1.409A-1(h)), the PRSUs that are Vested as of the date of such separation from service will be paid in cash or Common Shares (as determined by the Committee) within 10 days of the separation from service to the extent they have not been previously paid to Grantee; provided, however, that if such Change in Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and where Section 409A of the Code applies to such distribution, Grantee will receive the corresponding payment on the date that would have otherwise applied pursuant to this Section 6.

7.

Dividend Equivalents.  Grantee will be credited with cash per PRSU equal to the amount of each cash dividend paid by the Company (if any) to holders of Common Shares generally with a record date occurring on or after the Date of Grant and prior to the time when the PRSUs are paid in accordance with Section  6 hereof.  Any amounts credited pursuant to the immediately preceding sentence will be subject to the same applicable terms and conditions (including earning, Vesting, payment, and forfeitability) as apply to the PRSUs based on which the dividend equivalents were credited, and such amounts will be paid in either cash or Common Shares, as determined by the Committee in its sole discretion, at the same time as the PRSUs to which they relate.  If such amounts are paid in Common Shares, the number of shares so paid will be rounded down to the nearest whole number and will be determined by dividing such credited amounts by the Market Value per Share on the payment date.

8.	Detrimental Activity and Recapture.
(a)

Notwithstanding anything in this Agreement to the contrary, in the event that, as determined by the Committee, Grantee engages in Detrimental Activity during employment with the Company or a Subsidiary, the PRSUs will be forfeited automatically and without further notice at the time of that determination.  As used herein, “Detrimental Activity” means:

(i)	engaging in any activity, as an employee, principal, agent, or consultant, for another entity that competes with the Company in

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any actual, researched, or prospective product, service, system, or business activity for which Grantee has had any direct responsibility during the last two years of his or her employment with the Company or a Subsidiary, in any territory in which the Company or a Subsidiary manufactures, sells, markets, services, or installs such product, service, or system, or engages in such business activity;

(ii)	soliciting any employee of the Company or a Subsidiary to terminate his or her employment with the Company or a Subsidiary;
(iii)

the disclosure to anyone outside the Company or a Subsidiary, or the use in other than the Company’s or one of its Subsidiary’s business, without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and its Subsidiaries, acquired by Grantee during his or her employment with the Company or its Subsidiaries or while acting as a director of or consultant for the Company or its Subsidiaries thereafter;

(iv)

the failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by Grantee during employment by the Company and any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate in the United States and in other countries;

(v)

activity that results in Termination for Cause.  For purposes of this Section 8(a)(v), “Termination for Cause” means a termination: (A) due to Grantee’s willful and continuous gross neglect of his or her duties for which he or she is employed; or (B) due to an act of dishonesty on the part of Grantee constituting a felony resulting or intended to result, directly or indirectly, in his or her gain for personal enrichment at the expense of the Company or a Subsidiary; or

(vi)

any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless Grantee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

Nothing in this Agreement prevents Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any

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investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

(b)

If a Restatement occurs and the Committee determines that Grantee is personally responsible in whole or in part for causing the Restatement as a result of Grantee’s personal misconduct or any fraudulent activity on the part of Grantee, then the Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to recover all or any portion (but no more than 100%) of the PRSUs (plus dividend equivalent payments) earned or payable to Grantee for some or all of the years covered by the Restatement.  The amount of any earned or payable PRSUs (and dividend equivalent payments)  recovered by the Company will be limited to the amount by which such earned or payable PRSUs (and dividend equivalent payments) exceeded the amount that would have been earned by or paid to Grantee had the Company’s financial statements for the applicable restated fiscal year or years been initially filed as restated, as reasonably determined by the Committee. The Committee also will determine whether the Company will effect any recovery under this Section 8(b) by: (i) seeking repayment from Grantee; (ii) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Code, the amount that would otherwise be payable to Grantee under any compensatory plan, program or arrangement maintained by the Company (subject to applicable law and the terms and conditions of such plan, program or arrangement); (iii) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Code, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to Grantee in accordance with the Company’s compensation practices; or (iv) by any combination of these alternatives.  As used herein, “Restatement” means a restatement (made within 24 months of the publication of the financial statements that are required to be restated) of any part of the Company’s financial statements for any fiscal year or years beginning with the year in which the Date of Grant occurs due to material noncompliance with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year or years.  Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Shares are traded) (the “Compensation Recovery Policy”), and that this Section 8 will be deemed superseded by and subject

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to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.
9.

Compliance with Law.  The Company will not be obligated to issue any of the Common Shares covered by this Agreement if the issuance thereof would result in violation of any law or regulation to which the Company is subject.

10.

Adjustments.  The Committee will make or provide for such adjustments in the number of and kind of Common Shares covered by the PRSUs, or in other award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of Grantee’s rights under this Agreement that otherwise would result from any (a) extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities involving the Company or (c) any other transaction or event having an effect similar to any of those referred to in Section 10(a) or 10(b) hereof.  Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for the Grant (or any part thereof) such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of the portion of the Grant so replaced in a manner that complies with Section 409A of the Code.

11.

Withholding Taxes.  If the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with Grantee’s right to receive Common Shares or cash under this Agreement, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of any such Common Shares or cash (or the realization of any other benefit provided for under this Agreement) that Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts.  Grantee may satisfy such tax obligation by paying the Company cash via personal check.  Alternatively, unless otherwise determined by the Committee, Grantee may elect that all or any part of such tax obligation be satisfied by the Company’s retention of a portion of the Common Shares provided for under this Agreement or by Grantee’s surrender of a portion of the Common Shares that he or she has owned.  In no event, however, shall the Company accept Common Shares for payment of taxes in excess of required tax withholding rates (unless such higher withholding amounts would not result in adverse accounting implications for the Company and the additional withholding amount is authorized by the Committee).  If Grantee’s benefit is to be received in the form of Common Shares, and Grantee fails to make arrangements for the payment of required taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld.  The Common Shares used for tax withholding will be

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valued at an amount equal to the fair market value of such Common Shares on the date the applicable benefit is to be included in Grantee’s income.
12.

Rights as a Shareholder. Grantee will not have any rights as a Shareholder with respect to any Common Shares granted to him or her under this Agreement prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the share records of the Company.

13.	Right to Terminate Employment. Nothing in this Agreement limits in any way whatsoever any right the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.
14.

Relation to Other Benefits.  Any economic or other benefit to Grantee under this Agreement will not be taken into account in determining any benefits to which Grantee may be entitled under any profit‑sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and will not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

15.

Amendments.  The Committee may at any time and from time to time amend this Agreement in whole or in part, prospectively or retroactively; provided, however, that if an amendment to this Agreement requires approval by the Shareholders in order to comply with applicable law or the rules of the NYSE or, if the Common Shares are not traded on the NYSE, the principal national securities exchange upon which the Common Shares are traded or quoted, then such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained; provided, further, that (a) no amendment will adversely affect in a material manner the rights of Grantee with respect to the Common Shares or other securities covered by this Agreement without Grantee’s consent and (b) Grantee’s consent will not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 10D of the Exchange Act.  Notwithstanding the foregoing, the limitation requiring the consent of Grantee to certain amendments will not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.  If permitted by Section 409A of the Code, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, at any point in time, to the extent the Grant has not yet been fully earned or vested, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which some or all of the Grant will be deemed to have been earned or vested (or may waive any other limitation or requirement under the Grant).

16.

Severability.  In the event one or more of the provisions of this Agreement is unenforceable or is invalidated for any reason by a court of competent jurisdiction, such provision will be deemed to be separable from the other provisions of this Agreement, construed or deemed amended or limited in scope to confirm to the applicable laws or, in the discretion of the Committee, such provision will be

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stricken and the remaining provisions of this Agreement will continue to be valid and fully enforceable.
17.	Governing Law. This Agreement is made under, and will be construed in accordance with, the internal substantive laws of the State of Ohio.
18.

Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee.  This Agreement will be administered in a manner consistent with this intent.  Notwithstanding any provision of the Agreement to the contrary, if, at the time of Grantee’s separation from service (within the meaning of Section 409A of the Code), (a) Grantee is a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (b) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day of the seventh month after Grantee’s separation from service.

19.

Administration.  This Agreement will be administered by the Committee or any other committee of the Board designated by the Board to administer this Agreement (which members meet the requirements for independence under the NYSE Listed Company Manual). For purposes of this Agreement and the Grant, any references to “Committee” in the Plan shall be deemed references to the Committee as described herein. The interpretation and construction by the Committee of any provision of this Agreement and any determination by the Committee pursuant to any provision of this Agreement or of any notification or document related hereto will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, subject to Section 15, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained or referenced in this Agreement, and no authorization in any section or other provision of this Agreement is intended or may be deemed to constitute a limitation on the authority of the Committee.  The Company will not be required to issue any fractional Common Shares pursuant to the Grant or this Agreement. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

20.

Relation to Plan.  This Grant has not been awarded pursuant to the Plan, but this Grant and Agreement are subject to terms and conditions that are substantially the same as those set forth in the Plan that are in many cases applicable to performance-based Restricted Share Units. Notwithstanding the foregoing, and

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for the avoidance of doubt, the share limitations and share counting and recycling rules set forth in the Plan shall not apply with respect to the Grant.

[SIGNATURES ON FOLLOWING PAGE]

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The undersigned Grantee hereby acknowledges receipt of an executed original of this Agreement and accepts the award of PRSUs covered hereby, subject to the terms and conditions herein above set forth.

_/s/ Michael S. Williams________________

                               Grantee

Date:   _January 5, 2021________________

This Agreement is executed by the Company on this 5th day of January, 2021

TimkenSteel Corporation

By  _/s/ Kristine C. Syrvalin_________________________

        Kristine C. Syrvalin

        Executive Vice President, General Counsel and            Secretary

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Exhibit A

Statement of Management Objectives

This Statement of Management Objectives applies to the PRSUs granted to the Grantee on the Date of Grant memorialized by the Agreement.  Capitalized terms used in the Agreement that are not specifically defined in this Statement of Management Objectives have the meanings assigned to them in the Agreement or in the Plan, as applicable.

Section 1.	Definitions. For purposes hereof:
(a)

“Peer Group” means, of a benchmark group of 16 entities, the names of which are attached hereto as Annex A, those entities that remain in the Peer Group as of the end of the Performance Period (or the date of the Change in Control if Section 1(e)(ii) of this Exhibit A is applicable) after application of the Peer Group Adjustment Protocol.

(b)

“Peer Group Adjustment Protocol” means:  (i) if an entity listed in Annex A files for bankruptcy and/or liquidation, is operating under bankruptcy protection, or is delisted from its primary stock exchange because it fails to meet the exchange listing requirement, then such entity will remain in the Peer Group, but RTSR for the Performance Period will be calculated as if such entity achieved Total Shareholder Return placing it at the bottom (chronologically, if more than one such entity) of the Peer Group; (ii) if, by the last day of the Performance Period (or the date of the Change in Control if Section 1(e)(ii) of this Exhibit A is applicable), an entity listed in Annex A has been acquired, or has announced that it has entered into a definitive agreement the consummation of which will result in such entity’s acquisition, and/or the entity is no longer existing as a public company that is traded on its primary stock exchange (other than for the reasons as described in subsection (i) above), then such entity will not remain in the Peer Group and RTSR for the Performance Period will be calculated as if such entity had never been a member of the Peer Group; and (iii) except as otherwise described in subsection (i) and (ii) above, for purposes of this Statement of Management Objectives, for each of the entities listed in Annex A, such entity will be deemed to include any successor to all or substantially all of the primary business of such entity at end of the Performance Period.

(c)

“Relative Total Shareholder Return” or “RTSR” means the percentile rank of the Company’s Total Shareholder Return among the Total Shareholder Returns of all members of the Peer Group (including the Company), ranked in descending order, at the end of the Performance Period (or the date of the Change in Control if Section 1(e)(ii) of this Exhibit A is applicable).

(e)

“Total Shareholder Return” means, with respect to each of the Common Shares and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period.  Total Shareholder Return will be calculated as follows:

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(i) Except as provided in clause (ii), Total Shareholder Return will be calculated for the Company and each member of the Peer Group by averaging the Company’s and member’s shareholder return for each calendar year during the Performance Period measured at the last day of each calendar year against the beginning price at the start of the Performance Period.  For purposes of calculating Total Shareholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average closing stock price for the 20 trading days immediately preceding the first day of the Performance Period on the principal stock exchange on which the stock then traded and the ending stock price for each calendar year during the Performance Period will be based on the average closing stock price for the 20 trading days ending on December 31 of each calendar year in the Performance Period on the principal stock exchange on which the stock then trades.

(ii)If a Change in Control occurs during the Restriction Period, and Section 4(c) of the Agreement applies to the PRSUs, (A) for purposes of determining Total Shareholder Return, the last day of the Performance Period will be the date of the Change in Control, and (B) Total Shareholder Return will be calculated for the Company and each member of the Peer Group using a beginning stock price based on the average closing stock price for the 20 trading days immediately preceding the first day of the Performance Period on the principal stock exchange on which the stock then traded, and the ending stock price for the Company will be the “Sale Price” (as defined below) and for each member of the Peer Group will be based on the average closing stock price for the 20 trading days ending on the date of the Change in Control on the principal stock exchange on which the stock then traded.  The “Sale Price” will be the amount of consideration per Common Share that shareholders of the Company receive upon consummation of the Change in Control (including the fair market value, as determined by the Committee, of any non-cash consideration); provided that if the Change in Control is not the result of a transaction in which shareholders receive consideration, the “Sale Price” will be the closing price of a Common Share on the last trading day immediately preceding the date of the Change in Control.

Section 2.	Performance Matrices.

From 0% to 150% of the PRSUs will be earned based on achievement of the Management Objectives measured by RTSR performance during the Performance Period, in each case as follows:

Performance Level	Relative Total Shareholder Return	PRSUs Earned
Below Threshold	Ranked below 25th percentile	0%
Threshold	Ranked at 25th percentile	50%
Target	Ranked at 50th percentile	100%
Maximum	Ranked at or above 75th percentile	150%
Section 3.	Number of PRSUs Earned. The Committee will determine whether and to what extent the goals relating to the Management Objectives have been satisfied for the

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Performance Period and will determine the number of PRSUs that will become earned hereunder and under the Agreement on the basis of the following:
(a)

Below Threshold.  If, upon the conclusion of the Performance Period (or the date of the Change in Control if Section 1(e)(ii) of this Exhibit A is applicable), RTSR for the Performance Period falls below the threshold level, as set forth in the Performance Matrices, no PRSUs will become earned.

(b)

Threshold.  If, upon the conclusion of the Performance Period (or the date of the Change in Control if Section 1(e)(ii) of this Exhibit A is applicable), RTSR for the Performance Period equals the threshold level, as set forth in the Performance Matrices, 50% of the PRSUs (rounded down to the nearest whole number of PRSUs) will become earned.

(c)

Between Threshold and Target.  If, upon the conclusion of the Performance Period (or the date of the Change in Control if Section 1(e)(ii) of this Exhibit A is applicable), RTSR for the Performance Period exceeds the threshold level, but is less than the target level, as set forth in the Performance Matrices, a percentage between 50% and 100% (determined on the basis of straight-line mathematical interpolation) of the PRSUs (rounded down to the nearest whole number of PRSUs) will become earned.

(d)

Target.  If, upon the conclusion of the Performance Period (or the date of the Change in Control if Section 1(e)(ii) of this Exhibit A is applicable), RTSR for the Performance Period equals the target level, as set forth in the Performance Matrices, 100% of the PRSUs will become earned.

(e)

Between Target and Maximum.  If, upon the conclusion of the Performance Period (or the date of the Change in Control if Section 1(e)(ii) of this Exhibit A is applicable), RTSR for the Performance Period exceeds the target level, but is less than the maximum level, as set forth in the Performance Matrices, a percentage between 100% and 150% (determined on the basis of straight-line mathematical interpolation) of the PRSUs (rounded down to the nearest whole number of PRSUs) will become earned.

(f)

Equals or Exceeds Maximum.  If, upon the conclusion of the Performance Period (or the date of the Change in Control if Section 1(e)(ii) of this Exhibit A is applicable), RTSR for the Performance Period equals or exceeds the maximum level, as set forth in the Performance Matrices, 150% of the PRSUs will become earned.

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Annex A

2021 Peer Group

Company Name	Ticker Symbol
Allegheny Technologies Incorporated
Ampco-Pittsburgh Corporation
Carpenter Technology Corporation
Commercial Metals Company
Friedman Industries, Incorporated
Haynes International, Inc.
Nucor Corporation
Olympic Steel, Inc.
Reliance Steel & Aluminum Company
Ryerson Holding Corporation
Schnitzer Steel Industries
Steel Dynamics, Inc.
Synalloy Corporation
United States Steel Corporation
Universal Stainless & Alloy Products, Inc.
Worthington Industries, Inc.

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